Exhibit 4.52

Appendix 7

No.: DB2017SHLDAB10039

Mortgage Contract

(Single)

2

Mortgage Contract

Mortgagee: Shenyang Rural Commercial Bank Co. Ltd. Shenhe Branch

Mortgagor: ChinaCache Xin Run Technology (Beijing) Co., Limited

Whereas:

In order to ensure the full and timely performance of the obligations under the Master Contract by the debtor and safeguard the realization of the creditor's rights of the creditor (i.e. the "Mortgagee" of this Contract), the Mortgagor voluntarily takes the guarantee responsibilities in accordance with this Contract.

Article 1 Mortgage Guarantee

1.1	Mortgaged properties

(1)	The Mortgagor irrevocably consents to provide this mortgage guarantee for the Debtor to pay off all the debts owed by the Debtor to the Mortgagee under the Master Contract against the mortgaged properties specified in Article 9 of this Contract.

(2)	The mortgage rights under this Contract also apply to the accessory things, accessory rights, fruits, compensations, and subrogation things of the mortgaged properties in addition to the mortgaged properties per se.

1.2	Mode of guarantee

The Mortgagor acknowledges that, the Mortgagee has the first priority of claims for the mortgaged properties unless otherwise agreed in this Contract. When the Debtor fails to fulfill its debts in accordance with the Master Contract, irrespective of whether the Mortgagee has other guarantee rights (including but not limited to guarantees in the form of surety, mortgage, or pledge) for the creditor's rights under the Master Contract, the Mortgagee has the right to first require the Mortgagor to fulfill the guarantee responsibilities within the scope of guarantee agreed in this Contract without first requiring other guarantors to fulfill their guarantee responsibilities.

1.3	Scope of guarantee

In addition to the principal creditor's rights specified in this Contract, the scope of guarantee under this Contract also covers the interests arising therefrom (for the purpose of this Contract, the interests include interests, penalty interests, and compound interests), penalties, damages, fees, and other expenses arising from the execution or performance of this Contract, and the expenses (including but not limited to taxes, litigation expenses, execution expenses, evaluation expenses, auction expenses, attorney's fees, travel expenses, etc.) incurred by the Mortgagee in realizing the guarantee rights and creditor's rights by the Mortgagee.

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1.4	Changes to the Master Contract

The Mortgagor hereby acknowledges that, if any extension granted by the Mortgagee to the Debtor or the amendments or changes made by the Mortgagee and the Debtor to any provisions of the Master Contract do not increase the responsibilities of the Mortgagor, the rights and interests of the Mortgagee under this Contract will not be affected by such changes, and the guarantee responsibilities of the Mortgagor will not be reduced or exempted because of such changes.

Article 2 Registration of Mortgage

2.1	Registration

(1)	After the execution of this Contract, at the request of the Mortgagee, the Mortgagor shall promptly complete the registration formalities of mortgage for the mortgaged properties under this Contract. The Mortgagor shall, after being issued a mortgage certificate (if any), immediately deliver the mortgage certificate and the ownership certificate of the mortgaged properties to the Mortgagee for custody.

(2)	If the mortgaged properties under this Contract are subject to the approval of a relevant authority before they are mortgaged, the Mortgagor shall complete the approval formalities with the relevant authority prior to the registration of mortgage.

(3)	Before all the debts of the Debtor under the Master Contract are paid off in full, the Mortgagor is obliged to ensure the registration of mortgage to be free from defects and be continuously valid in all aspects, including but not limited to completing the formalities for renewal or extension of the registration prior to the expiration of the mortgage period (if any) of the registration.

2.2	Registration of changes

During the existence of the mortgage rights, in the event of changes to the registered particulars of the mortgage subject to registration of changes in accordance with law, the Mortgagor shall cooperate with the Mortgagee in completing the registration formalities of changes with the relevant mortgage registration authority in a timely manner.

2.3	De-registration

After all the debts under the Master Contract guaranteed by this Contract are paid off in full and be acknowledged by the Mortgagee, the Mortgagor shall file an application in writing with the Mortgagee, and after the examination and returning of the mortgage certificate (if any) and/or other relevant certificates (if any) under custody by the Mortgagee, the Mortgagor may handle the formalities for de-registering the mortgage with the original registration authority on its own.

Article 3 Insurance for the Mortgaged Properties

3.1	Insurance for the mortgaged properties

(1)	At the request of the Mortgagee, the Mortgagor shall, within five (5) days from the execution of this Contract, purchase the type of property insurance from an insurer satisfactory to the Mortgagee in sufficient amount for the mortgaged properties, naming the Mortgagee as the insured or the first beneficiary. If it is impossible to purchase a property insurance naming the Mortgagee as the insured or the first beneficiary, the Mortgagor shall complete the formalities for the transfer of or changes to relevant rights and interests in accordance with paragraph 2 of this article after purchasing an insurance with a person other than the Mortgagee as the insured or first beneficiary.

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(2)	If the Mortgagor has purchased a corresponding property insurance for the mortgaged properties prior to the execution of this Contract, it shall, within five (5) days from the execution of this Contract, transfer all the rights and interests (including claims of various natures and the payment of the insurance benefits) under the insurance contract to the Mortgagee, or complete the formalities for the transfer of or changes to the insurance rights and interests by naming the Mortgagee as the first beneficiary until the Mortgagor pays off all the creditor's rights to the Mortgagee guaranteed by the mortgaged properties, and shall include a provision or remarks for the above in the insurance policy and the insurance contract.

(3)	The amount of the insurance placed on the mortgaged properties shall not be less than the amount of all the creditor's rights guaranteed by the mortgaged properties, and the expiration date of the insurance shall be six months from the expiration of the period for fulfilling the debts under the Master Contract (except for the cases otherwise consented by the Mortgagee). Before the creditor's rights under the Master Contract are paid off in full, the Mortgagee has the right to require the Mortgagor to continue to purchase an insurance in accordance with the requirements of this article.

(4)	Upon the occurrence of an insurance event, all the rights and interests under the insurance contract shall be received and allocated by the Mortgagee. The insurance benefits, compensations, etc. shall be deposited into the designated account of the Mortgagee as the mortgaged properties for the Master Contract to pay off the debts in advance or pay off the debts when due.

(5)	The Mortgagor shall hand over the original insurance contract and other relevant legal documents to the Mortgagee for custody, abide by all the undertakings or other requirements with respect to the insurance contract, and at the request of the Mortgagee, provide the payment receipt for the last insurance premium and the payment receipts for all or any relevant insurance policies and insurance premiums.

(6)	During the period of mortgage, without the prior written consent of the Mortgagee, the Mortgagor shall not unilaterally engage in the discussion with the insurer to amend, cancel, or terminate the insurance contract, shall not waive the claim for insurance benefits or the claim for compensations from third parties, and shall not act in violation of the obligations specified in the insurance contract.

(7)	During the period of mortgage, the Mortgagor must pay insurance premiums and other expenses in a timely manner, and shall not suspend or withdraw the insurance for any reason. Otherwise, the Mortgagee will purchase an insurance and pay the insurance premiums for renewing the insurance above at the expense of the Mortgagor, and the Mortgagor shall, within seven (7) days after receiving a payment notice from the Mortgagee, pay such expenses and corresponding interests to the Mortgagee. The Mortgagor consents that, the Mortgagee has the right to deduct the expenses above directly from the account opened by the Mortgagor with the Mortgagee.

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Article 4 Realization of Mortgage Rights

4.1	Conditions for disposing of the mortgaged properties

The Mortgagee has the right to dispose of the mortgaged properties in accordance with law to realize the mortgage rights upon the occurrence of any of the following situations:

(1)	The Debtor is held in violation of the Master Contract;

(2)	The Mortgagor is held in violation of this Contract;

(3)	Circumstances under the Master Contract for the creditor to realize its creditor's rights in advance; or

(4)	Other circumstances agreed by the Parties to this Contract for disposing the mortgaged properties.

4.2	Realization of mortgage rights

Upon the occurrence of a circumstance for disposing the mortgaged properties agreed under this Contract, the Mortgagee has the right to dispose of any mortgaged properties in any of the following manners:

(1)	Negotiate with the Mortgagor to pay off all the debts by converting the mortgaged properties into money or with the prices acquired from the auction or sale of the mortgaged properties; if the negotiation fails, the Mortgagee may directly request a people's court to auction or sell the mortgaged properties to pay off all the debts.

(2)	After the mortgaged properties are converted into money, auctioned, or sold, the surplus of the prices exceeding all the creditor's rights guaranteed by the mortgaged properties shall be owned by the Mortgagor, and the difference shall be paid by the Debtor. The Mortgagee has the right to decide, at its own discretion, the payment sequence of the prices acquired from the disposal of the mortgaged properties.

(3)	After the Mortgagee disposes of the mortgaged properties, the proceeds from the disposal of the mortgaged properties shall be used to pay off the debts under the Master Contract that are guaranteed by the mortgaged properties when due or in advance; for financing businesses other than loans, if the Mortgagee has not made advance payment, the Mortgagee has the right to deposit and allocate the proceeds from the disposal of the mortgaged properties to the account designated by the Mortgagee or the security deposit account of the Debtor in order to make payment externally or as the security deposit for possible advance payments to be made by the Mortgagee, and the Parties confirm that no security deposit pledge contract will be separately executed.

(4)	Dispose of the mortgaged properties by other means permitted by law or agreed by the Parties to realize the mortgage rights.

Article 5 Representations and Warranties

5.1	Representations and warranties of the Mortgagor

The Mortgagor represents and warrants to the Mortgagee that:

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(1)	It is a civil subject with full capacity for civil rights and capacity for civil conducts, has the right to execute this Contract, and has obtained all the authorization and approvals required for executing this Contract and fulfilling its obligations under this Contract.

(2)	The execution and performance of this Contract will not violate laws, Articles of Association, relevant documents of competent authorities, judgments, or decisions to which the Mortgagor is subject, and will not violate any contracts or agreements that have been executed by the Mortgagor or any other obligations undertaken by the Mortgagor.

(3)	All the materials and information (including relevant materials with respect to the Mortgagor per se and to the mortgaged properties) provided by the Mortgagor meet all relevant laws, and are true, valid, accurate, complete, and free from concealed materials or information.

(4)	The financial materials provided by the Mortgagor shall reflect the Mortgagor's financial conditions in a true, complete, and fair manner. The operating and financial conditions of the Mortgagor experienced no material adverse changes since the issuance of the last audited financial statements.

(5)	It will complete the filing, registration, or other formalities required for this Contract, and will pay relevant taxes and expenses.

(6)	There is no conditions or events that cause or may cause material adverse impacts of the Mortgagor's abilities to perform this Contract.

Article 6 Covenants

6.1	Mortgagor's undertakings about the mortgaged properties

With respect to the mortgaged properties under this Contract, the Mortgagor undertakes and confirms to the Mortgagee that:

(1)	The Mortgagor has the full and lawful ownership of the mortgaged properties; the mortgaged properties are acquired by lawful means and by the execution date of this Contract, the mortgaged properties are free from any disputes or right defects in aspects of the ownership, use rights, or operating and management rights, and are free from mortgage rights, lien rights, or other guarantee rights and interests or priority rights (except for those established in this Contract) unknown to the Mortgagee. Except for the mortgage rights established in accordance with this Contract, without the written consent of the Mortgagee, the Mortgagor undertakes not to set up further mortgage rights, lien rights, and/or any other guarantee or priority rights and interests on the mortgaged properties for any third parties other than the Mortgagee by any means, and will not lease, transfer, or give the mortgaged properties to any third parties or provide the mortgaged properties for third parties to use for free, or conceal, move, dismantle, damage, or make illegal additions to the mortgaged properties.

(2)	The mortgaged properties may be subject to mortgage in accordance with law without being subject to any restriction; the mortgaged properties have not been seized, detained, supervised, or involved in other administrative or compulsory proceedings in accordance with law.

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(3)	The mortgaged properties are not common properties, or although they are common properties, the Mortgagor has acquired the written consent of the co-owner with respect to the mortgage on the mortgaged properties.

(4)	If the mortgaged properties are real estate in construction or constructed, unless otherwise specified, the corresponding land use right is mortgaged together with the real estate.

(5)	If the mortgaged properties are the land use right, the Mortgagor undertakes to develop the land in a timely manner, and the land use right will not be taken back due to delay in development.

(6)	If the mortgaged properties are the land use right or construction in progress, the Mortgagor undertakes that the construction in progress and existing properties in subsequent stages shall also be included as the mortgaged properties under the Master Contract, and when the mortgage conditions are met, the Mortgagor will promptly execute relevant documents and handle relevant mortgage formalities at the earliest time permitted by the real estate registration authority or competent authority.

(7)	If the mortgaged properties are the land use right or construction in progress, the Mortgagor undertakes that all the land costs (including but not limited to land assignment fees) and other expenses in connection with the mortgaged properties have been paid as required, and there are no situations that may cause adverse effects on the mortgage rights.

(8)	The Mortgagor shall strictly abide by various regulations and policies relevant to the mortgaged properties under this Contract.

6.2	The Mortgagor further undertakes that:

(1)	The Mortgagor undertakes to refrain from the following acts without the written consent of the Mortgagee:

a.	transfer (including sales, gift, setting off debts, exchange, or other means), mortgage, pledge, or otherwise dispose of all or a substantial part of its major assets;

b.	Making major changes to the operation structure or ownership organization method, including but not limited to restructuring, equity transfer, combination (or merger), division, and decrease in capital;

c.	Conduct or apply for bankruptcy, restructuring, dissolution, or closure of business, or be withdrawn by the superior competent authority, or stop business operation abnormally; or

d.	Enter into contracts/agreements that may cause material adverse impacts on the Mortgagor's abilities to perform the obligations under this Contract, or undertake relevant obligations having such an impact.

(2)	The Mortgagor undertakes to immediately notify the Mortgagee within five (5) bank business days upon the occurrence of the following events:

a.	Relevant events occur, resulting in that the representations and warranties made by the Mortgagor in this Contract become untrue, inaccurate, incomplete, in violation of laws, and invalid;

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b.	The Mortgagor or its controlling shareholder, actual controller, connected party, or legal representative is involved in a lawsuit or arbitration, or their assets are detained, seized, frozen, enforced, or subject to other measures having the same effects;

c.	Changes are made to particulars such as the legal representative or its authorized agent, person in charge, main financial officer, contact address, corporate name, or office place, or adverse changes are made in aspects of the Mortgagor's domicile, habitual residence, or work unit, or the Mortgagor leaves the city for a long period of time, or changes in its name or incomes;

d.	The mortgaged properties are subject to disputes, or are seized, detailed, expropriated, damaged or lost, or the mortgage rights are subject or likely to be subject to adverse effects from any third parties; or

e.	Other creditors apply for the restructuring or bankruptcy for the Mortgagor, or the superior competent authority withdraws the Mortgagor.

(3)	The Mortgagor undertakes that, during the execution and performance of this Contract, it will cooperate as required by the Mortgagee to provide relevant financial documents.

(4)	The Mortgagor acknowledges that, before all the creditor's rights of the Mortgagee under the Master Contract are paid off in full, the Mortgagor shall not exercise the right of recourse and relevant rights (including but not limited to set off any debts that it owes to the Debtor) to the Debtor enjoyed because of undertaking the guarantee liabilities under this Contract.

(5)	Where the Debtor pays off all or a part of debts or the Debtor makes individual repayment to the Mortgagee, the Mortgagor shall continue to take the mortgaged guarantee obligations and/or joint surety obligations with respect to the creditor's rights of the Mortgagee to the Mortgagor after the early repayment or individual repayment.

(6)	At the request of the Mortgagee, the Mortgagor shall apply with the notary authority specified by the Mortgagee to make notarization with enforceable effects, and the Mortgagor voluntarily to accept such enforcement.

(7)	When the Mortgagee exercises the mortgage rights in accordance with this Contract, the Mortgagor shall actively cooperate with the Mortgagee to complete relevant formalities, so as to ensure the realization of the Mortgagee's mortgage rights.

(8)	The Mortgagor hereby acknowledges that the validity of this Contract shall not be affected by the validity of the Master Contract.

(9)	The Mortgagor shall take all the expenses arising from the evaluation, registration, notarization, assessment, insurance, storage, repair, maintenance of the value of the mortgaged properties, and the maintenance of the Mortgagee's rights and interests under this Contract for the mortgaged properties under this Contract.

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(10)	The Mortgagor shall properly keep, maintain, and reasonably use the mortgaged properties, shall not conduct any acts on the mortgaged properties in a manner prohibited or excluded in insurance provisions, shall ensure the safety and completeness of the mortgaged properties, and shall accept the inspection performed by the Mortgagee on the mortgaged properties at any time. If the Mortgagor's acts is sufficient for reducing the value of the mortgaged properties, the Mortgagee has the right to require the Mortgagor to stop its acts.

(11)	The Mortgagor shall promptly notify the Mortgagee of any events that may affect the mortgaged properties or their values hence causing material adverse effects (including but not limited to the obvious significant decrease of the value of the mortgaged properties that may affect the Mortgagee in exercising the mortgage rights); the remaining portion of the values in the mortgaged properties shall still be the guarantee under this Contract.

(12)	If any third parties claim any rights to the mortgaged properties, affecting the rights and interests of the Mortgagee under this Contract, the Mortgagor shall take all measures to safeguard the rights and interests of the Mortgagee. In the event of expropriation of the mortgaged properties, the damages or compensations acquired by the Mortgagor shall, at the request of the Mortgagee, be used to make early repayment of all the creditor's rights guaranteed by the mortgaged properties, or be used as security deposits to be submitted to the Mortgagee for continuously guaranteeing the principal creditor's rights.

(13)	During the term of this Contract, when the successor of the Mortgagor inherits the mortgaged properties in accordance with law, the liabilities and obligations of the Mortgagor under this Contract shall be taken by the successor of the Mortgagor. The successor is responsible for going through change formalities for the mortgage registration with the registration authority within fifteen bank business days from its succession of the mortgaged properties, and the relevant expenses shall be borne by the successor per se.

(14)	If the value of the mortgaged properties is obviously reduced due to factors such as exchange rate fluctuations, which may harm the Mortgagee's rights, at the request of the Mortgagee, the Mortgagor shall provide the guarantee equivalent to the reduced value satisfactory to the Mortgagee, or take other remedial measures.

(15)	If the mortgaged properties have been leased out before this Contract becomes effective, the Mortgagor shall provide the original of the lease agreement and the rent collection receipts, disclose the mortgage matters to the lessee, and coordinate with the lessee to accept the verification of relevant facts to be performed by the Mortgagee. After this Contract becomes effective, without the written consent of the Mortgagee, the Mortgagor shall not renew the lease agreement with the lessee.

(16)	If the mortgaged properties can be sold, leased, or otherwise disposed of with the consent of the Mortgagee, at the request of the Mortgagee, receivables from such sales or lease of the mortgaged properties shall be pledged with the Mortgagee, and the Mortgagor shall open a special supervision account (to be separately agreed upon between the Parties) with the Mortgagee for the sales and lease of the mortgaged properties, and remit all the payments (including but not limited to sales prices (including deposits) of the mortgaged properties, lease incomes of the mortgaged properties, compensations, and insurance benefits) from the pre-sale/sales contract and lease contract to the supervision account opened by the Mortgagor with the Mortgagee, and authorize the Mortgagee to supervise the funds above.

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(17)	In the event of losses, damages, or value reduction of the mortgaged properties, or the mortgaged properties are included in the scope of demolition, or in the event of other circumstances that may affect the guaranteed rights and interests of the Mortgagee, the Mortgagor shall notify the Mortgagee and take effective measures to avoid the expansion of such losses. If the mortgaged properties are included in the scope of demolition, the Mortgagee has the right to require the Mortgagor to pay off the guaranteed debts, or separately provide the guarantee satisfactory to the Mortgagee, including but not limited to, under the circumstance of ownership exchange, re-arranging the mortgage by executing a new mortgage agreement and completing new mortgage registration, or under the circumstance of demolition compensation funds, continuing to use the demolition compensation funds as the guarantee properties by opening a special security deposit account or deposit receipts. Before the new mortgage registration and/or security deposit/deposit receipt are properly completed, the Mortgagor shall provide guarantee by means satisfactory to the Mortgagee. The Mortgagor shall, at the request of the Mortgagee, actively cooperate with the Mortgagee to complete the above formalities for changing the guarantee.

(18)	The Mortgagor consents that, even if the Mortgagee waives the mortgage or pledge guarantee provided by the Debtor per se, or changes the order of the mortgage or pledge guarantee provided by the Debtor per se, the guarantee liabilities of the Mortgagor shall not be exempted or affected in any manner.

(19)	The mortgagor undertakes to unconditionally assume joint and several liabilities for the outstanding creditor's rights unless this Contract fails to become effective, is invalidated, or is cancelled by reasons of the Mortgagee.

6.3	Provisions on making deductions

(1)	When the Mortgagor has due and payable debts, the Mortgagee has the right to make deduction directly from any account opened by the Mortgagor with Shenyang Rural Commercial Bank Co., Ltd. and any of its branches to pay off the due and payable debts or make up the security deposit.

(2)	The Mortgagee has the right to use the acquired capitals to pay off the principal, interests, or other expenses. In the event of multiple due debts that are not paid off, the Mortgagee has the right to decide the payment sequence.

6.4	Exchange rate conversion

If exchange rate conversion is involved under this Contract, the conversion shall be made at the exchange price determined by the Mortgagee, and the relevant exchange rate risks and losses shall be borne by the Mortgagor.

6.5	Certificate of creditor's rights

The valid certificate of the creditor's rights guaranteed by the Mortgagor shall be the accounting vouchers or other valid evidence documents issued and recorded by the Mortgagee according to its own business rules.

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6.6	Notice and delivery

(1)	A notice sent by one Party to this Contract to the other Party shall be sent to the address on the signature page of this Contract unless the other Party sends a written notice for changing the address. Once sent to the address specified above, a notice is deemed as delivered at the following dates: in the case of letters, the seventh (7th) day from the mailing of the registered letter to the address stated on the signature page of this Contract; in the case of delivery by hand, the date of receipt by the recipient. (However, all the notices, requests, or other communications sent or delivered to the Mortgagee shall be deemed as being delivered only when the Mortgagee actually receives the same. With respect to all the notices and requests sent to the Mortgagee by fax or email, the originals (the official stamp shall be affixed for non-natural persons, and a signature is required for natural persons) shall be delivered by hand or be mailed to the Mortgagee for confirmation.)

(2)	The Mortgagor consents that, any summons or notices for initiating any lawsuit against the Mortgagor shall be deemed as being delivered as long as they are sent to the address stated on the signature page of this Contract. Changes to the addresses specified above are not valid to the Mortgagee unless they are notified to the Mortgagee by a written notice in advance.

Article 7 Event of Default and Handling

7.1	Event of default

The Mortgagor will be held in violation of contract to the Mortgagee under any of the following circumstances:

(1)	The Debtor is held in any violation of the Master Contract.

(2)	Any representation or warranty made by the Mortgagor under this Contract is untrue, inaccurate, misleading, invalid, or in violation.

(3)	The Mortgagor fails to provide complete formalities and true materials for the mortgaged properties as required by the Mortgagee, or conceals the co-ownership, dispute, seizure, detention, supervision, or mortgage on the mortgaged properties.

(4)	The Mortgagor violates any provisions agreed in Article 6 of this Contract or other obligations agreed in this Contract.

(5)	The Mortgagor ceases business, ceases production, closes business, or is rectified, restructured, in deadlock, liquidated, taken over or managed, or dissolved, or has its business license revoked, or is de-registered for bankruptcy.

(6)	The mortgaged properties are subject to enforcement measures by the state judicial authority or other competent authority, including but not limited to freezing, seizure, or detention; or without the written consent of the Mortgagee, the Mortgagor disposes of the mortgaged properties by means of gift, exchange, advance booking, sales, transfer, re-mortgage, or other means; or the value of the mortgaged properties is reduced, the mortgaged properties are lost or seriously damaged.

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(7)	The Mortgagor's financial conditions deteriorate, or its business operation experiences serious difficulties, or there are events or conditions having adverse effects on the normal operation, financial conditions, or solvency of the Mortgagor.

(8)	The Mortgagor or its controlling shareholder, actual controller, connected person, or legal representative is involved in major litigations or arbitrations, or its major assets are subject to detention, seizure, freezing, law enforcement, or other measures having the same effect, resulting in adverse effects on the solvency of the Mortgagor.

(9)	Where the Mortgagor is a natural person, the Mortgagor is dead or declared dead.

(10)	Other circumstances which, according to the reasonable judgment of the Mortgagee, may cause material adverse effects on the ability of the Mortgagor to perform this Contract.

7.2	Handling of default

Upon the occurrence of any of the events of default above, the Mortgagee has the right to declare the early expiration of the principal creditor's right, and/or dispose of the mortgaged properties in accordance with Article 4 of this Contract or require the Mortgagor to provide other guarantees.

Article 8 Miscellaneous Provisions

8.1	Appliance law

This Contract shall be governed by and interpreted in accordance with the laws of the People's Republic of China (for the purpose of this Contract, excluding the laws of Hong Kong special Administrative Region, Macao Special Administrative Region, and Taiwan).

8.2	Dispute resolution

Any disputes in connection with this Contract shall be solved through friendly negotiation; if the negotiation fails, the disputes shall be submitted to a people's court at the place of the Mortgagee. The Parties shall continue to perform undisputed provisions during the period of dispute.

8.3	Validity, amendment, and cancellation

(1)	This Contract shall be valid after it is signed by the Mortgagor's legal representative or authorized agent (or stamp) and be affixed with the official stamp, and be signed by the Mortgagee's legal representative/person in charge or authorized agent (or stamp) and be affixed with the official stamp (or contract stamp), until the creditor's rights guaranteed under this Contract are paid off in full (or if the Mortgagor is a natural person, only the signature is required).

(2)	The validity, withdrawal, or unenforceability of any provisions of this Contract does not affect the validity and enforceability of other contractual provisions.

(3)	After this Contract becomes effective, neither Parties hereto may change or cancel this Contract before the due date without authorization. If it necessary to change or cancel this Contract, the Parties hereto shall reach an agreement via negotiation and enter into a written agreement.

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8.4	Miscellaneous

(1)	For the purpose of this Contract, the reference to "law" in this Contract refers to laws, regulations, rules, local regulations, judicial interpretations, and any other applicable provisions.

(2)	For the purpose of this Contract, the reference to documents such as the "contract" or the "Master Contract" in this Contract includes subsequent amendments, changes, or supplements to such documents; the parties mentioned in this Contract, including but not limited to the Mortgagor, the Mortgagee, and the Debtor, shall include such parties per se and their subsequent legal successors.

(3)	For the purpose of this Contract, the reference to "financing" in this Contract refers to the fund financing or credit support offered by the bank to the Debtor via various banking businesses, including but not limited to loans and the issuance of bank acceptance bills.

(4)	The reference to "due" or "expiration" in this Contract shall cover the circumstances where the Creditor declares early expiration of the principal creditor's rights. Where the Creditor declares early due of the principal creditor's rights, the early due date declared by the Creditor shall be the expiration date for fulfilling the principal debts.

(5)	Appendices to this Contract (including but not limited to the list of mortgaged properties) are an integral part of and shall be equally authentic as this Contract.

(6)	With respect to matters not covered in this Contract and requiring supplementary provisions, the Parties may reach an agreement to be incorporated in Article 9, or enter into a separate written agreement as an appendix to this Contract.

(7)	Unless otherwise specified in this Contract, relevant wording and expressions in this Contract have the same meanings as those in the Master Contract.

Article 9 Provisions on the Essence of Contract

9.1	Master Contract guaranteed by this Contract:

Loan Contract (No.: 2017SHLDAB10039) entered into by and between the Debtor and the Creditor on December 21, 2017.

9.2	Debtor under the Master Contract:

ChinaCache Xin Run Technology (Beijing) Co., Limited

9.3	Principal creditor's rights guaranteed:

The creditor's rights agreed within the scope of guarantee under Article 1.3 of this Contract for the fund of two hundred and twenty million (in word) in Renminbi (currency) provided by the Creditor to the Debtor, and the interests, penalties, damages, and expenses (the "fund" above refers to the services of offering capital funding or taking contingent liabilities by the Creditor to the Debtor within the scope of the specific business types under the Master Contract, including but not limited to the business of loans and bank acceptance bills.) If advance payment is necessary under the bank acceptance bill, the principal creditor's rights converts to the advance payments paid by the creditor accordingly.

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9.4	Period for fulfilling the principal debt under the Master Contract:

December 21, 2017 to December 20, 2022

9.5	Mortgaged properties:

For specific details about the mortgaged properties under this Contract, see Appendix 1 (List of Mortgaged Properties).

9.6	Counterpart

This Contract is made in 3 originals, the Mortgagee holding 1 original, the Mortgagor holding 1 original, and the property authority holding 1 original, which shall have the same legal force.

9.7	Other matters agreed by the Parties (if any)

(1) In the event that the Borrower uses the loans for purposes other than those agreed upon, claims for the loan capitals by means other than those agreed upon, fails to comply with promised matters, or has untrue information in the loan application documents, the Borrower shall be held correspondingly liable, and this Bank has the right to take back the loans ahead of schedule; (2) after the loans are issued, if the Borrower returns the goods due to a failure in passing the equipment acceptance, the Borrower must notify the lending bank in a timely manner, and the lending bank may take back the loan capitals issued under such equipment; (3) if the Borrower transfers or disposes of the purchased equipment, the Borrower must pay the equipment purchase loans to this Bank in full; and (4) if the Borrower acts in an attempt to evade capital supervision, the Borrower shall be held correspondingly liable, and this Bank may declare early expiration of the loans, and has the right to require early repayment of loans or disposal of the mortgage.

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(Page for signatures, no text)

This Contract is entered into on December 21, 2017 by and between the following Parties. The Parties to this Contract acknowledge that, upon the execution of this Contract, the Parties has sufficiently described and discussed all the provisions, and all the Parties are free from doubts on all the provisions of this Contract and have an accurate and unambiguous understanding of the legal meanings of the relevant rights and obligations, limit on liabilities, or exempt provisions for the Parties to this Contract.

Mortgagor (Official Stamp)	Mortgagee (Official Stamp or Contract Stamp)

Legal Representative or Authorized Agent (Signature or Stamp)	Legal Representative or Authorized Agent (Signature or Stamp)

(The above is applicable to legal persons)

Mortgagor (Signature)

Type and Number of Valid Identity Certificate:

(The above is applicable to natural persons)

Principal Place of Business (Domicile): 1 Street 4, Zhuyuan, Shunyi District, Beijing	Principal Place of Business (Domicile): 25 Fenyutan Street, Shenhe District, Shenyang City
Post Code:	Post Code:
Tel.: 64084466	Tel.: 13998117132
Fax:	Fax:
Email:	Email:
Contact: Wang Song	Contact: Zhao Zhe

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Appendix 1:

List of Mortgage Properties (Real Estate Mortgage)

Type of Mortgaged Property: Real estate

Mortgagor: ChinaCache Xin Run Technology (Beijing) Co., Limited	Mortgagee: Shenyang Rural Commercial Bank Co., Ltd. Shenhe Branch

Location	101, -1F to 5F, Building 4, Court 8, Zhuyuan 3rd Street, Shunyi District; 101, -1F to 5F, Building 9, Court 8, Zhuyuan 3rd Street, Shunyi District; and 101, -1F to 5F, Building 10, Court 8, Zhuyuan 3rd Street, Shunyi District,
Specific Portion
Land Ownership	State-owned	Source of Land Use Right	☐ Assignment ☐ Allocation ☐ Others
Land Use		Land Use Period	From to
Ownership Certificate No.		Owner
Property Conditions (e.g. building No. room No. and position, type, structure, number of floors, property use, building area, etc.)	Building #4, X Jing Fang Quan Zheng Shun Zi No. 332117, Area: 9204.09 m2; location: 101, -1F to 5F, Building 4, Court 8, Zhuyuan 3rd Street, Shunyi District
Building #9, X Jing Fang Quan Zheng Shun Zi No. 332122, Area: 7104.20 m2; location: 101, -1F to 5F, Building 9, Court 8, Zhuyuan 3rd Street, Shunyi District
Building #10, X Jing Fang Quan Zheng Shun Zi No. 332123, Area: 7104.20 m2; location: 101, -1F to 5F, Building 10, Court 8, Zhuyuan 3rd Street, Shunyi District
Value of Mortgaged Properties	RMB 373056947 Yuan, subject to the value at the time of realizing the mortgage rights.
Information about Prior Mortgage (if any)
Order or Mortgage Rights	The mortgage rights under this Contract is the 1st priority mortgage rights.
Note

The mortgage properties above have been verified by the Mortgagor and the Mortgagee. The Mortgagor confirms that, except for the information disclosed to the Mortgagee above, the mortgaged properties are free from any other prior guarantee interests. This list is an appendix to the Mortgage Contract (No.: DB2017SHLDAB10039) between the Mortgagor and the Mortgagee.

Mortgagor (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) December 21, 2017		Mortgagor (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) December 21, 2017

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List of Mortgage Properties (Construction in Progress)

Type of Mortgaged Property: Construction in progress

Mortgagor:	Mortgagee: Shenyang Rural Commercial Bank Co., Ltd. _________Branch

Location	Located at: Project name (interim):
Land Ownership	Source of Land Use Right	☐ Assignment ☐ Allocation ☐ Other
Land Use	Land Use Period	From to
Area of Land Plot	Area of Use Right	m2
Ownership Certificate No. (Land Use Right)	Construction Land Planning Permit No.
Construction Project Planning Permit No.	Building Project Planning Permit No.
Owner	Land Royalty Paid
Building Area of Mortgaged Properties (Estimated)	Total: m2. Including: total above-ground building area m2, and total under-ground building area m2.
Scope of List of Mortgaged Portions (if applicable)	☐ Agreed scope: ☐ The list of mortgaged portions of the construction in progress will be confirmed by the Parties with their official stamps, and will be separately attached.
Details of the Construction Contract (if applicable)	Contract name: Execution date: Contractor: Contract price:
Value of Mortgaged Properties	, subject to the value at the time of realizing the mortgage rights.

Information about Prior Mortgage (if any)
Note

The mortgage properties above have been verified by the Mortgagor and the Mortgagee. The Mortgagor confirms that, except for the information disclosed to the Mortgagee above, the mortgaged properties are free from any other prior guarantee interests.

This list is an appendix to the Mortgage Contract (No.: ________________) between the Mortgagor and the Mortgagee.

Mortgagor (Official Stamp) Legal Representative (or Authorized Agent) (Signature or Stamp) (month) (day), (year)	Mortgagee (Official Stamp or Contract Stamp) Legal Representative/Person in Charge (or Authorized Agent) (Signature or Stamp) (month) (day), (year)

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List of Mortgage Properties (Mortgage of Land Use Right)

Type of Mortgaged Property: Land Use Right

Mortgagor: ChinaCache Xin Run Technology (Beijing) Co., Limited	Mortgagee: Shenyang Rural Commercial Bank Co., Ltd. Shenhe Branch

Location/Specific Portion	8 Zhuyuan 3rd Street, Shunyi District
Land Ownership	State-owned	Source of Land Use Right	☐ Assignment ☐ Allocation ☐ Other

Land Use	Industrial land	Period of Land Use Right	From to
Land Use	Industrial land	Land Plot No.
Area of Land Plot	m2	Area of Use Right	m2
Ownership Certificate No.	Jing Shun Guo Yong (2015 Assignment) No. 00088	Owner
Land Royalty Paid
Value of Mortgaged Properties	, subject to the value at the time of realizing the mortgage rights.

Information about Prior Mortgage (if any)
Note

The mortgage properties above have been verified by the Mortgagor and the Mortgagee. The Mortgagor confirms that, except for the information disclosed to the Mortgagee above, the mortgaged properties are free from any other prior guarantee interests. This list is an appendix to the Mortgage Contract (No.: DB2017SHLDAB10039) between the Mortgagor and the Mortgagee.

Mortgagor (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) December 21, 2017		Mortgagor (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) December 21, 2017

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List of Mortgaged Properties (Vehicle Mortgage)

Type of Mortgaged Property: Vehicle	Mortgagor:	Mortgagee: Shenyang Rural Commercial Bank Co., Ltd. Branch

No.	Manufacturer	Vehicle Brand	Vehicle Model	Year of Production	Type of Vehicle (Car/Coach/Wagon/SUV/Industrial Vehicle/Others)	Engine No.	ID Code (Frame No.)	Quantity/Unit	Evaluation	Ownership Certificate (if any) Name, No., Issuance Unit	Quality Certificate (if any) Name, No., Issuance Unit	Note

The mortgage properties above have been verified by the Mortgagor and the Mortgagee. The Mortgagor confirms that, except for the information disclosed to the Mortgagee, the mortgaged properties are free from any other prior guarantee interests. This list is an appendix to the Mortgage Contract (No.: ) between the Mortgagor and the Mortgagee.						Mortgagor: (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) (month) (day), (year)				Mortgagor: (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) (month) (day), (year)

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List of Mortgaged Properties (Mortgage of Machinery and Equipment)

Type of Mortgaged Property: Machinery and equipment	Mortgagor:	Mortgagee: Shenyang Rural Commercial Bank Co., Ltd. Branch

No.	Name of Machine	Model	Specification	Use	Year of Production	Quantity/Unit	Quality and Conditions	Evaluation	Ownership Certificate (if any) Name, No., Issuance Unit	Quality Certificate (if any) Name, No., Issuance Unit	Note

The mortgage properties above have been verified by the Mortgagor and the Mortgagee. The Mortgagor confirms that, except for the information disclosed to the Mortgagee, the mortgaged properties are free from any other prior guarantee interests. This list is an appendix to the Mortgage Contract (No.: ) between the Mortgagor and the Mortgagee.						Mortgagor: (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) (month) (day), (year)			Mortgagor: (Official Stamp) Legal Representative/In Person (or Authorized Agent) (Signature or Stamp) (month) (day), (year)

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Appendix 2: Commitment Letter of Spouse for Consenting to the Disposal of Common Property

Commitment Letter for Consenting to Executing Common Property

No.:

To: Shenyang Rural Commercial Bank Co., Ltd. Branch,

I __________ (ID card No.: _________________________________________), as the legal spouse of the Mortgagor _________, hereby makes the following undertakings with respect to the execution and performance of the Mortgage Contract (No.: ___________):

I fully understand the signing of the Mortgage Contract above by , and I consent to the execution and performance of this Mortgage Contract, and in the event that the Mortgagor is held liable for the mortgage in accordance with the Mortgage Contract, I am willing to consent to the Mortgagee to dispose of our common properties in accordance with the provisions of such Contract.

Committed by (Signature):

Date: (month) (day), (year)

Appendices:

Duplicate of the ID card.

Duplicate of the marriage certificate.

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